Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Media Contact:	Investor Contact:

Craig Johnson	David Schull	Rhonda Chiger
TorreyPines Therapeutics, Inc.	Russo Partners, LLC	Rx Communications
858-623-5665, x158	212-845-4271	917-322-2569
cjohnson@torreypinestherapeutics.com	david.schull@russopartners.com	rchiger@RxIR.com

TorreyPines Therapeutics Reports First Quarter 2008 Financial Results

and Accomplishments

LA JOLLA, CA, May 13, 2008 – TorreyPines Therapeutics, Inc. (Nasdaq: TPTX) today reported its financial results and accomplishments for the first quarter ended March 31, 2008. For the three-month period, the company posted revenue of $2.0 million and a net loss of $3.9 million.  Cash and cash equivalents totaled $25.7 million at March 31, 2008.

“We have been diligently executing on the strategic plan outlined in February, maximizing the value of our versatile compounds while prudently managing our resources,” said Neil Kurtz, M.D., President and Chief Executive Officer of TorreyPines. “The role of glutamate in disease has been garnering much attention, further supporting the value of tezampanel and NGX426, our two ionotropic glutamate receptor antagonists.  We are focused on developing better alternatives to current therapies and our pipeline reflects this effort, particularly as we move tezampanel toward the clinic in muscle spasticity and rigidity, our first non-pain indication for the drug, and with the recent initiation of a Phase II clinical trial evaluating NGX267 in xerostomia.  Furthermore, the recent clinical guidance call held with the FDA supports the advancement of tezampanel in acute migraine.”

First Quarter 2008 and Recent Accomplishments:

•                  Held a clinical guidance teleconference with the U.S. Food and Drug Administration (FDA) and confirmed that it has no objection to TorreyPines moving forward into Phase III clinical trials for the treatment of acute migraine with the 40 mg dose of tezampanel.  Prior to initiating any Phase III clinical trials TorreyPines intends to hold an end-of-Phase II meeting with the FDA, currently planned for  the second half of 2008, to discuss the overall Phase III program.

•                  Completed a Phase I multiple dose clinical trial of tezampanel that demonstrated the compound to be safe and well-tolerated, supporting the development of tezampanel in pain and non-pain indications that require chronic dosing.

•                  Completed dosing of up to 210 mg of NGX426 in a Phase I maximum tolerated dose trial evaluating the oral prodrug of tezampanel. Following completion of this trial TorreyPines intends to initiate a multiple dose clinical trial of NGX426 to support the chronic dosing of NGX426.

•                  Pharmacokinetic data from the ongoing Phase I maximum tolerated dose trial of NGX426 suggest that 90 mg of NGX426 results in blood levels of tezampanel that the company believes will prove to be analgesic.  TorreyPines intends to initiate a study in a model of capsaicin-induced pain to confirm the analgesic activity of NGX426 administered orally, with data from this study expected by the end of year.

•                  Initiated a Phase II study of NGX267 for the treatment of xerostomia, or dry mouth, secondary to Sjögren’s syndrome.  Data from this study are expected by the end of year.

•                  Presented animal data on TorreyPines’ proprietary gamma secretase modulator (GSM) compounds at the Keystone Symposium on Alzheimer’s disease.  The data demonstrated that TorreyPines’ GSM compounds provide a more selective mechanism than gamma secretase inhibitors.  TorreyPines is developing its GSM compounds as a potential treatment for Alzheimer’s disease.

•                  Acquired from Johns Hopkins University the rights to intellectual property related to the novel use of glutamate receptor antagonists, including TorreyPines’ compounds tezampanel and NGX426, for the prevention and treatment of stroke, heart attack and other conditions associated with increased platelet aggregation.

•                  Received notification that an abstract describing the results from the completed Phase IIb clinical trial of tezampanel for the treatment of acute migraine was accepted for presentation at the 50th Annual Scientific Meeting of the American Headache Society to be held in Boston June 26-29, 2008.

Financial Results

Revenue for the three month period ended March 31, 2008, was $2.0 million, compared to revenue of $2.5 million for the same period in 2007.  Operating expenses for the quarter ended March 31, 2008, were $6.7 million, with $5.3 million attributable to research and development.  This compares to operating expenses of $6.6 million and research and development expenses of $5.2 million for the same period last year.  The company reported a net loss for the quarter ended March 31, 2008, of $3.9 million compared to a net loss of $3.3 million for the previous year.

Conference Call/Webcast Information

TorreyPines will host a conference call and Webcast at 11 a.m. EDT today. The audio Webcast can be accessed at www.torreypinestherapeutics.com. To participate in this call, dial 719-325-4817 and enter the passcode 2644321. For a limited period following the call, a replay will be available beginning at 2 p.m. EDT. The replay can be accessed by calling 719-457-0820 and entering passcode 2644321.

About TorreyPines Therapeutics

TorreyPines Therapeutics, Inc. is a biopharmaceutical company committed to providing patients with better alternatives to existing therapies through the research, development and commercialization of small molecule compounds.  The company’s goal is to develop versatile product candidates each capable of treating a number of acute and chronic diseases and disorders such as migraine, chronic pain, muscle spasticity and rigidity, xerostomia and cognitive disorders.  The company is currently developing four product candidates: two ionotropic glutamate receptor antagonists and two muscarinic receptor agonists.  Further information is available at www.torreypinestherapeutics.com.

This press release contains forward-looking statements or predictions. Such forward-looking statements include, but are not limited to, statements regarding the plans for holding an end of Phase II meeting with the FDA, anticipated timing for initiating a Phase II clinical trial of tezampanel for treatment of muscle spasticity and rigidity, anticipated timing for initiating a multiple dose clinical trial of NGX426,  the potential for tezampanel and NGX426 as treatments for acute migraine and other indications, the potential for NGX426 to be analgesic, the anticipated timing of results for the NGX426 study in a model of capsaicin-induced pain, the plans for expanding the clinical profile of tezampanel, the potential for NGX267 as a treatment for xerostomia, the anticipated timing of results from the study of NGX267 as a treatment for xerostomia, the potential for the gamma secretase modulator compounds to treat Alzheimer’s disease and the potential for NGX426 to treat stroke, heart attack and other conditions associated with increased platelet aggregation.  Such statements are subject to numerous known and unknown risks, uncertainties and other factors, which may cause TorreyPines’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements, including whether any preclinical studies or clinical trials, either ongoing or conducted in the future, will prove successful, and if successful, whether the results can be replicated; whether safety and efficacy profiles of any of the company’s product candidates will be established, or if established, will remain the same, be better or worse in future clinical trials, if any; whether pre-clinical results will be substantiated by ongoing or future clinical trials, if any, or whether any of the company’s product candidates will be able to improve the signs or symptoms of their respective clinical indication; whether any of the company’s product candidates will support a filing for marketing approval, will be approved by the regulatory authorities, or if approved, will prove competitive in the market; or whether the necessary financing to support the company’s product development programs will be available. In particular there is no guarantee that clinical trials of any of the company’s product candidates will be completed on schedule or that results of these clinical trials will be reported within the anticipated timeframe, that tezampanel or NGX426 will successfully treat migraine and/or other indications for which they are developed, that the End of Phase II meeting will be held in the anticipated time frame, that NGX267 will successfully treat xerostomia secondary to Sjogren’s syndrome, that the company’s gamma secretase modulators will be able to successfully treat Alzheimer’s disease or that TorreyPines will be able to complete the necessary development work and receive regulatory approval for tezampanel, NGX426 or NGX267. These and other risks which may cause results to differ are described in greater detail in the “Risk Factors” section of TorreyPines’ annual report on Form 10-K for the year ended December 31, 2007 and TorreyPines other SEC reports. The forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

(Tables Follow)

TorreyPines Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$25,665	$32,500
Prepaid expenses and other current assets	543	835
Total current assets	26,208	33,335

Long-term assets	5,846	5,317

Total assets	$32,054	$38,652

Liabilities and stockholders’ equity
Current liabilities	$8,142	$9,036
Debt and other long-term liabilities	47	973
Deferred revenue	900	2,183
Total liabilities	9,089	12,192

Total stockholders’ equity	22,965	26,460

Total liabilities and stockholders’ equity	$32,054	$38,652

TorreyPines Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2008	2007

Revenue	$2,046	$2,463

Operating expenses:
Research and development	5,260	5,177
General and administrative	1,448	1,395
Total operating expenses	6,708	6,572

Loss from operations	(4,662)	(4,109)

Other income (expense)
Interest income	217	608
Interest expense	(147)	(238)
Other income (expense), net	699	458
Total other income	769	828

Net loss	$(3,893)	$(3,281)

Basic and diluted net loss per share	$(0.25)	$(0.21)

Weighted average shares used in the computation of basic and diluted net loss per share	15,739,646	15,688,079